United States

Securities and Exchange Commission

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 9, 2025

DAMON INC.

(Exact name of registrant as specified in its charter)

British Columbia	001-42190	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4601 Canada Way, Suite #402 Burnaby, BC	V5G 4X7
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (236) 326-3619

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Shares	DMN*	The Nasdaq Stock Market LLC*

*	As previously reported, The Nasdaq Stock Market LLC has determined to delist the Company’s common shares, and has suspended its trading as of May 20, 2025. The Company’s common shares are currently quoted on the OTC Pink Current Market, operated by OTC Markets Group, Inc., under the symbol “DMNIF.”

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

Settlement with Former Financial Advisor

As previously disclosed in the current reports filed with the Securities and Exchange Commission on November 18, 2024 and March 25, 2025, Damon Inc. (the “Company”) and Damon Motors Inc. (“Damon Motors”) entered into a settlement agreement with Mark Peikin (the “Prior Peikin Agreement”) to resolve certain claims by Mr. Peikin, as assignee of Joseph Gunnar & Co., LLC, relating to previously incurred financial advisory fees. Under the Prior Peikin Agreement, the Company agreed to pay Mr. Peikin an aggregate of $2,515,000, consisting of $1,515,000 in cash, which was paid on March 24, 2025, and $1,000,000, which was payable in cash or common shares of the Company, at the option of the Company, no later than May 21, 2025.

On June 9, 2025, the Company and Damon Motors entered into an amended settlement agreement (the “Amended Peikin Agreement”) to fully and finally resolve all outstanding amounts owed to Mr. Peikin pursuant to the Prior Peikin Agreement (the “Outstanding Settlement Obligations”). Under the Amended Peikin Agreement, the Company agreed to make a one-time cash payment of $350,000 to Mr. Peikin within one business day following execution of the Amended Peikin Agreement, and Mr. Peikin agreed to waive and release all claims arising from the Outstanding Settlement Obligations. Such amount has been paid to Mr. Peikin in full and final satisfaction of the Outstanding Settlement Obligations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 13, 2025	DAMON, INC.

	By:	/s/ Bal Bhullar
Bal Bhullar
Chief Financial Officer

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